UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2020

Healthcare Integrated Technologies Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36564	85-1173741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1462 Rudder Lane, Knoxville TN	37919
(Address of principal executive offices)	(Zip Code)

(865) 719-8160

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HITC	OTC Bulletin Board

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2020, we appointed Kenneth M. Greenwood as our Chief Technology Officer. In connection with his appointment, Mr. Greenwood entered into a three-year employment agreement with us.

Mr. Greenwood, 62, has over 30-years of experience with large-scale systems programming and implementations. He has provided instruction and consulting, primarily for SAP products, in the areas of architecture, design and implementation of ABAP, big-data warehousing, business intelligence analytics, object-orientation, cloud and systems integration, interfaces, HANA in-memory databases, data security, workflow, and archiving to variety of companies including Intel, World Bank, HP, Amtrak, IBM, Accenture, Wal-Mart, Home Depot, Nike and Kimberly-Clark. While at Random House implementing a Rights Management module following two previous failed attempts by other contractors, Mr. Greenwood led the 30-developer team to design, code and implement rights management for Random House in an SAP system using a novel approach of OO design, which became the world’s largest SAP module at that time. At LORD Corporation, following a helicopter crash and the subsequent investigation revealing duplicate serial numbers on the rotor mounts, he led the technical team at LORD to successfully completely redesign and re-implement an entirely new custom serialization module, which enabled LORD to maintain their Department of Defense contract. Mr. Greenwood also authored the best-selling Sams Teach Yourself ABAP in 21 Days, published by Macmillan.

As compensation, we agreed to pay him an annual salary of $257,000 and he is entitled to discretionary bonuses as may be awarded from time to time by our Board of Directors. As additional compensation we granted him stock options to purchase 2,000,000 shares of our common stock at an exercise price of $0.30 per share, the closing price of common stock as reported on the OTC Markets on the date immediately preceding the date of the Agreement, and vesting in equal annual installments commencing on the grant date. The vesting date of any unvested options accelerates in the event of a Change in Control (as defined in the Employment Agreement). Mr. Greenwood is also entitled to paid vacation and sick leave and other programs we may offer. The initial term of the Employment Agreement will automatically renew for an additional one-year term unless either party provides notice of non-renewal.

The Employment Agreement terminates upon the death or disability of Mr. Greenwood, and may be terminated by us for cause, or by Mr. Greenwood for any reason. If the Employment Agreement is terminated for by us for cause, upon his death or disability, at non-renewal or by Mr. Greenwood, he is only entitled to receive base salary accrued but not paid through the date of termination, and in the case of termination due to death or disability, a pro rata payment of the annual incentive earned for the year of termination. If the Employment Agreement is terminated by us without cause or by Mr. Greenwood for good reason, we are obligated to pay him severance equal to one year’s base salary and any unpaid incentive compensation. In addition, if at any time during the term of the Employment Agreement Mr. Greenwood’s employment is terminated by us without cause within two years after a Change in Control of our company, or in the 90 days prior the Change in Control at the request of the acquiror, we are obligated to pay him an amount equal to 2.99 times his annualize compensation. “Change in Control” is defined in the Employment Agreement to mean the acquisition by any person of beneficial ownership of our securities representing greater than 50% of the combined voting power of our then outstanding voting securities.

The Employment Agreement contains customary invention assignment, non-compete and non-solicitation provisions. The descriptions of the terms and conditions of the Employment Agreement with Mr. Greenwood and the stock option granted to him therein are qualified in its entirety by reference to agreements which are filed as Exhibits 10.1 and 10.2, respectively, to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*¥	Employment Agreement between Healthcare Integrated Technologies, Inc. and Kenneth M. Greenwood
10.2*	Form of stock option dated June 15, 2020 granted to Kenneth M. Greenwood

* Filed herewith.

¥ Management compensation agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2020

Healthcare Integrated Technologies Inc.

By:	/s/ Scott M. Boruff
Name:	Scott M. Boruff
Title:	Chief Executive Officer and Sole Board member

EXHIBIT INDEX

Exhibit No.	Description

10.1*¥	Employment Agreement between Healthcare Integrated Technologies, Inc. and Kenneth M. Greenwood
10.2*	Form of stock option dated June 15, 2020 granted to Kenneth M. Greenwood

* Filed herewith.

¥ Management compensation agreement.